TYSON DELIVERS 53% INCREASE IN SECOND QUARTER ADJUSTED OPERATING INCOME
REAFFIRMS ANNUAL GUIDANCE OF $3.30 - $3.40 ADJUSTED EARNINGS PER SHARE

Springdale, Arkansas – May 4, 2015 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2015	2014	2015	2014
Sales	$9,979	$9,032	$20,796	$17,793
Operating Income	547	361	1,056	773

Net Income	311	210	621	462
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(3)	2	(5)
Net Income Attributable to Tyson	$310	$213	$619	$467

Adjusted¹ Operating Income	$553	$361	$1,117	$773

Net Income Per Share Attributable to Tyson	$0.75	$0.60	$1.49	$1.32
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.75	$0.60	$1.52	$1.32
¹Adjusted Operating Income and Adjusted Net Income Per Share Attributable to Tyson are explained and reconciled to comparable GAAP measure at the end of this release
Second Quarter Highlights

•	Sales increased 10.5% to approximately $10 billion

•	Adjusted operating income up 53% to $553 million

•	Adjusted EPS up 25% to $0.75 compared to $0.60 in second quarter of prior year

•	Overall adjusted operating margin was 5.5%

•	Chicken segment operating margins of 11.7%

•	Record Prepared Foods segment adjusted operating margins of 8.4%

•	Pork segment operating margins of 8.2%

•	Captured $77 million in total synergies during the second quarter

“This was another great quarter and better than we initially expected,” said Donnie Smith, president and chief executive officer of Tyson Foods. “Our fiscal second quarter is seasonally challenging, but we came in above our projections due to strong performances by our Prepared Foods and Chicken segments.
“Our branded, value-added portfolio of complementary products has allowed us to achieve the balance needed to produce consistent, sustainable growth. We have structured our company to capitalize on the tailwinds and to manage through the headwinds in the parts of our business that are subject to commodity markets. By producing innovative, protein-centric foods, we are uniquely positioned to meet consumers’ needs for all meal occasions and all day parts, at home and away from home.
“The acquisition of Hillshire Brands has played an important role in Tyson Foods’ transformation, and we are very pleased with the progress of the integration and synergy capture, achieving $77 million in synergies in the second quarter. Because we are ahead of pace in reaching our stated target of more than $225 million in fiscal 2015, we are raising our synergy target to more than $250 million for this year, $400 million in 2016 and $600 million in annual synergies by the end of fiscal 2017. In addition, we are reiterating our annual guidance of $3.30-3.40 adjusted earnings per share.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter and six months ended March 28, 2015, and March 29, 2014)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2015	2014	Change	Change	2015	2014	Change	Change
Chicken	$2,829	$2,842	(0.2)%	(0.3)%	$5,609	$5,498	1.4%	0.6%
Beef	4,130	3,825	(0.8)%	8.8%	8,521	7,559	(1.7)%	14.7%
Pork	1,204	1,487	(4.4)%	(15.4)%	2,744	2,911	(1.6)%	(4.2)%
Prepared Foods	1,871	861	70.6%	27.4%	4,004	1,768	80.1%	25.7%
International	222	328	(30.5)%	(2.7)%	527	655	(17.0)%	(3.1)%
Other	—	—	n/a	n/a	—	—	n/a	n/a
Intersegment Sales	(277)	(311)	n/a	n/a	(609)	(598)	n/a	n/a
Total	$9,979	$9,032	2.4%	7.9%	$20,796	$17,793	5.0%	11.3%

Operating Income (Loss)
(for the second quarter and six months ended March 28, 2015, and March 29, 2014)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$332	$234	11.7%	8.2%	$683	$487	12.2%	8.9%
Beef	(20)	35	(0.5)%	0.9%	(26)	93	(0.3)%	1.2%
Pork	99	107	8.2%	7.2%	221	228	8.1%	7.8%
Prepared Foods	160	21	8.6%	2.4%	231	37	5.8%	2.1%
International	(15)	(30)	(6.8)%	(9.1)%	(29)	(58)	(5.5)%	(8.9)%
Other	(9)	(6)	n/a	n/a	(24)	(14)	n/a	n/a
Total	$547	$361	5.5%	4.0%	$1,056	$773	5.1%	4.3%

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the second quarter ended March 28, 2015, and March 29, 2014)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin				Adjusted Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$332	$234	11.7%	8.2%	$683	$487	12.2%	8.9%
Beef	(20)	35	(0.5)%	0.9%	(26)	93	(0.3)%	1.2%
Pork	99	107	8.2%	7.2%	221	228	8.1%	7.8%
Prepared Foods	157	21	8.4%	2.4%	268	37	6.7%	2.1%
International	(15)	(30)	(6.8)%	(9.1)%	(29)	(58)	(5.5)%	(8.9)%
Other	—	(6)	n/a	n/a	—	(14)	n/a	n/a
Total	$553	$361	5.5%	4.0%	$1,117	$773	5.4%	4.3%

Adjustments to Segments for the second quarter fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Decrease of $8 million related to the legacy Hillshire Brands Company ("Hillshire Brands") plant fire insurance proceeds (net of ongoing costs).

◦	Increase of $5 million related to merger and integration costs.

•	Other adjusted operating income increased by $9 million related to merger and integration costs.

Adjustments to Segments for the first six months of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $28 million of ongoing costs (net of insurance proceeds) related to a legacy Hillshire Brands plant fire.

◦	Increase of $9 million related to merger and integration costs.

•	Other adjusted operating income increased by $24 million related to merger and integration costs.
Adjusted operating income and adjusted operating margin are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
Summary of Segment Results

•
Chicken - Sales volume and average sales price were virtually unchanged in the second quarter of fiscal 2015. For the six months of fiscal 2015, sales volume grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price increased for the first six months of fiscal 2015 as a result of market conditions and sales mix changes. Operating income increased due to improved sales mix in addition to lower feed ingredient costs which decreased $75 million and $185 million during the second quarter and first six months of fiscal 2015, respectively.

•
Beef - Sales volume decreased due to a reduction in live cattle processed. Average sales price increased due to lower domestic availability of beef products. Operating income decreased as we were not fully able to pass along increased inputs from higher fed cattle costs, in part due to the seasonal reduction in beef demand as well as the relative value of competing proteins, in addition to increased operating costs.

•
Pork - Sales volume decreased due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our sales volume grew 3.2% and 2.4% for the second quarter and first six months of fiscal 2015, respectively, driven by better demand for our pork products. Live hog supplies increased, which drove down livestock cost and average sales price. While reduced slightly compared to prior year, operating income remained strong as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Sales volume increased due to incremental volumes from the acquisition of Hillshire Brands. Average sales price increased primarily due to price increases associated with better product mix which was positively impacted by the acquisition of Hillshire Brands. Operating income improved due to an increase in sales volume and average sales price mainly attributed to Hillshire Brands, as well as lower raw material costs of approximately $40 million and $30 million for the second quarter and first six months of fiscal 2015, respectively, related to our legacy Prepared Foods business. Additionally, profit improvement initiatives and Hillshire Brands synergies positively impacted Prepared Foods operating income by $70 million and $125 million for the second quarter and first six months of fiscal 2015, respectively.

•
International - Sales volume decreased due to the sale of our Brazil operation during the first quarter of fiscal 2015 and weak demand in China. Average sales price decreased due to supply imbalances associated with weak demand in China and currency devaluation in Mexico. Operating loss improved due to the sale of our Brazil operation and better market conditions in Mexico.

Outlook
In fiscal 2015, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 2% from fiscal 2014 levels. Grain supplies are expected to increase in fiscal 2015, which should result in lower input costs as well as decreased costs for cattle and hog producers. The following is a summary outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases. Our accounting cycle results in a 53-week year in fiscal 2015 as compared to a 52-week year in fiscal 2014. Accordingly, the outlook is based on a 52-week year.

•
Chicken – Current USDA data shows an increase in chicken production around 4% in fiscal 2015. More recent data indicates a greater increase in supply; however, we believe demand will more than keep pace with the supply change. Based on current futures prices, we expect lower feed costs in fiscal 2015 compared to fiscal 2014 of approximately $400 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Based on the strong demand forecast and anticipated favorable pricing environment, we believe our Chicken segment's operating margin should be approximately 11% for fiscal 2015.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 5-6% in fiscal 2015 as compared to fiscal 2014. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. While we believe our Beef segment will be profitable in fiscal 2015, it will be below fiscal 2014.

•	Pork – We expect industry hog supplies to increase 4-5% in fiscal 2015 compared to fiscal 2014. For fiscal 2015, we believe our Pork segment's operating margin will be in its normalized range of 6-8%.

•
Prepared Foods – We are proceeding with the integration of Hillshire Brands. In fiscal 2015, we expect to realize in excess of $250 million of synergies from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business, with the majority to be realized in our Prepared Foods segment. We expect our operating margin will be in excess of 8% for the remainder of fiscal 2015, and the long-term operating margin for this business should be between 10-12%.

•
International – The sale of our Mexico operation is pending the necessary government approvals, and we expect to receive a decision during fiscal 2015. Subject to governmental approval and completion of the sale, we would realize a gain on the sale. Excluding any potential gain associated with the pending sale, we expect the International segment’s adjusted operating loss to improve by approximately $25 million in fiscal 2015 compared to fiscal 2014.

•	Sales – We expect fiscal 2015 sales to approximate $41 billion as we integrate Hillshire Brands and continue to accelerate growth in domestic value-added chicken sales and Prepared Food sales.

•	Capital Expenditures – We expect fiscal 2015 capital expenditures to be approximately $900 million.

•	Net Interest Expense – We expect fiscal 2015 net interest expense to be approximately $275 million.

•	Liquidity – We expect total liquidity, which was $1.3 billion at March 28, 2015, to be above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We currently plan to repurchase a number of shares equivalent to the dilution expected to be realized from the current fiscal year grants under our stock-based compensation programs.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Sales	$9,979	$9,032	$20,796	$17,793
Cost of Sales	8,990	8,381	18,851	16,457
Gross Profit	989	651	1,945	1,336

Selling, General and Administrative	442	290	889	563
Operating Income	547	361	1,056	773
Other (Income) Expense:
Interest income	(1)	(3)	(3)	(5)
Interest expense	71	25	148	53
Other, net	(6)	(2)	(7)	1
Total Other (Income) Expense	64	20	138	49
Income before Income Taxes	483	341	918	724
Income Tax Expense	172	131	297	262
Net Income	311	210	621	462
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(3)	2	(5)
Net Income Attributable to Tyson	$310	$213	$619	$467
Weighted Average Shares Outstanding:
Class A Basic	334	273	335	272
Class B Basic	70	70	70	70
Diluted	415	356	416	355
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.78	$0.64	$1.55	$1.40
Class B Basic	$0.71	$0.58	$1.42	$1.26
Diluted	$0.75	$0.60	$1.49	$1.32
Dividends Declared Per Share:
Class A	$0.100	$0.075	$0.225	$0.175
Class B	$0.090	$0.068	$0.203	$0.158

Sales Growth	10.5%		16.9%
Margins: (Percent of Sales)
Gross Profit	9.9%	7.2%	9.4%	7.5%
Operating Income	5.5%	4.0%	5.1%	4.3%
Net Income Attributable to Tyson	3.1%	2.4%	3.0%	2.6%
Effective Tax Rate	35.6%	38.3%	32.4%	36.2%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 28, 2015	September 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$223	$438
Accounts receivable, net	1,632	1,684
Inventories	3,262	3,274
Other current assets	346	379
Assets held for sale	205	446
Total Current Assets	5,668	6,221
Net Property, Plant and Equipment	5,278	5,130
Goodwill	6,689	6,706
Intangible Assets, net	5,223	5,276
Other Assets	668	623
Total Assets	$23,526	$23,956

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,236	$643
Accounts payable	1,694	1,806
Other current liabilities	1,072	1,207
Liabilities held for sale	49	141
Total Current Liabilities	4,051	3,797
Long-Term Debt	6,438	7,535
Deferred Income Taxes	2,452	2,450
Other Liabilities	1,215	1,270

Total Tyson Shareholders’ Equity	9,355	8,890
Noncontrolling Interests	15	14
Total Shareholders’ Equity	9,370	8,904

Total Liabilities and Shareholders’ Equity	$23,526	$23,956

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 28, 2015	March 29, 2014
Cash Flows From Operating Activities:
Net income	$621	$462
Depreciation and amortization	347	254
Deferred income taxes	12	(24)
Convertible debt discount	—	(92)
Other, net	36	32
Net changes in operating assets and liabilities	(208)	(367)
Cash Provided by Operating Activities	808	265

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(435)	(293)
Purchases of marketable securities	(17)	(21)
Proceeds from sale of marketable securities	15	18
Acquisitions, net of cash acquired	—	(56)
Proceeds from sale of businesses	142	—
Other, net	4	8
Cash Used for Investing Activities	(291)	(344)

Cash Flows From Financing Activities:
Payments on debt	(715)	(390)
Proceeds from issuance of long-term debt	—	14
Borrowings on revolving credit facility	1,080	—
Payments on revolving credit facility	(905)	—
Purchases of Tyson Class A common stock	(150)	(275)
Dividends	(75)	(50)
Stock options exercised	34	49
Other, net	10	19
Cash Used for Financing Activities	(721)	(633)

Effect of Exchange Rate Changes on Cash	(11)	5

Decrease in Cash and Cash Equivalents	(215)	(707)
Cash and Cash Equivalents at Beginning of Year	438	1,145
Cash and Cash Equivalents at End of Period	$223	$438

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 28, 2015	March 29, 2014	September 27, 2014	March 28, 2015

Net income	$621	$462	$856	$1,015
Less: Interest income	(3)	(5)	(7)	(5)
Add: Interest expense	148	53	132	227
Add: Income tax expense	297	262	396	431
Add: Depreciation	296	241	494	549
Add: Amortization (a)	46	9	26	63
EBITDA	$1,405	$1,022	$1,897	$2,280

Adjustments to EBITDA:
Add: Ongoing net costs related to a legacy Hillshire Brands plant fire	28	—	12	40
Add: Merger and integration costs	33	—	197	230
Add: Brazil impairment	—	—	42	42
Add: Hillshire Brands purchase price accounting adjustments	—	—	19	19
Total Adjusted EBITDA	$1,466	$1,022	$2,167	$2,611

Pro forma Adjustments to EBITDA:
Add: Hillshire Brands adjusted EBITDA (prior to acquisition) (b)			422	156
Total Pro forma Adjusted EBITDA			$2,589	$2,767

Total gross debt			$8,178	$7,674
Less: Cash and cash equivalents			(438)	(223)
Less: Short-term investments			(1)	(2)
Total net debt			$7,739	$7,449

Ratio Calculations:
Gross debt/EBITDA			4.3x	3.4x
Net debt/EBITDA			4.1x	3.3x

Gross debt/Adjusted EBITDA			3.8x	2.9x
Net debt/Adjusted EBITDA			3.6x	2.9x

Gross debt/Pro forma Adjusted EBITDA			3.2x	2.8x
Net debt/Pro forma Adjusted EBITDA			3.0x	2.7x

(a)
Excludes the amortization of debt discount expense of $5 million and $4 million for the six months ended March 28, 2015, and March 29, 2014, respectively, $10 million for the fiscal year ended September 27, 2014, and $11 million for twelve months ended March 28, 2015, as it is included in Interest expense.

(b)
Represents Hillshire Brands adjusted EBITDA, prior to our acquisition, for the eleven months and five months ended August 28, 2014, respectively. These amounts are added to our Adjusted EBITDA for the fiscal year ended September 27, 2014 and the twelve months ended March 28, 2015, in order for Net debt to Adjusted EBITDA to include a full twelve months of Hillshire Brands results on a pro forma basis for each of the periods presented. The pro forma adjusted EBITDA was derived from Hillshire Brand’s historical financial statements for the periods ended September 28, 2013 and June 28, 2014 as filed with the Securities and Exchange Commission, as well as amounts for the two months ended August 28, 2014, prior to the closing of the acquisition. These amounts were adjusted to remove the impact of deal costs related to Pinnacle Foods, Inc. and Tyson Foods, Inc. transactions, Storm Lake fire, and severance costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with Hillshire Brands results included for the periods presented given the significance of the acquisition to our overall results.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Impact				Impact
	Pre-Tax	Net Income	2015	2014	Pre-Tax	Net Income	2015	2014

Reported net income per share attributable to Tyson			$0.75	$0.60			$1.49	$1.32

Add: Ongoing net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	$(8)	$(6)	(0.02)	—	$28	$17	0.04	—

Add: Merger and integration costs	$14	$9	0.02	—	$33	$22	0.05	—

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	—	$—	$(26)	(0.06)	—

Adjusted net income per share attributable to Tyson			$0.75	$0.60			$1.52	$1.32
Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Second Quarter		Six Months Ended
	2015	2014	2015	2014

Reported operating income	$547	$361	$1,056	$773

Add: Ongoing net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	(8)	—	28	—

Add: Merger and integration costs	14	—	33	—

Adjusted operating income	$553	$361	$1,117	$773

Adjusted operating income is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest producers of chicken, beef, pork and prepared foods that include leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee® frozen bakery, Ball Park®, Wright®, Aidells® and State Fair®. The company was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. Tyson Foods provides a wide variety of protein-based and prepared foods products and is the recognized market leader in the retail and foodservice markets it serves, supplying customers throughout the United States and approximately 130 countries. At September 27, 2014, it had approximately 124,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 4, 2015. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through June 5, 2015 at 866-465-0340. International callers may access the replay at 203-369-1417. The replay passcode is 54816. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

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Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemic or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 27, 2014.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235